Exhibit 23.4

CONSENT OF RUNGE PINCOCK MINARCO

We hereby consent to the incorporation by reference of any mineralized material and other analyses performed by us in our capacity as an independent consultant to Golden Minerals Company (the “Company”), which are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, in this Registration Statement on Form S-8 or in any amendment to the foregoing, or to any prospectuses or amendments or supplements thereto.

Date: May 11, 2016

/s/ Richard Kehmeier
Signature of Qualified Person

Richard Kehmeier, C.P.G
Name of Qualified Person

/s/ John Zeise
Signature of Qualified Person

John Zeise, P.G.
Name of Qualified Person